PROSPECTUS





                                ACTEL CORPORATION





                        1986 INCENTIVE STOCK OPTION PLAN

                 AS AMENDED AND RESTATED EFFECTIVE MAY 19, 2001





      This Prospectus relates to shares of Common Stock ("Common Stock") of Actel Corporation ("Actel") offered to employees and consultants of Actel pursuant to options granted under Actel's 1986 Incentive Stock Option Plan (the
   "Plan"). The terms and conditions of the Plan, including the prices of the shares of Common Stock, are governed by the provisions of the Plan and the agreements thereunder.





             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED.





       Actel's executive offices are located at 955 East Arques, Sunnyvale, California 94086, and its telephone number at that location is (408) 739-1010.









                  The date of this Prospectus is June 1, 2001.


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       This Prospectus  contains  information  concerning Actel and the Plan but does not contain all the information set forth in the Registration Statement on Form S-8 for the Plan that Actel has filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the
"Securities Act"). The Registration Statement, including the exhibits thereto, may be inspected at the SEC's office in Washington, D.C. In addition, the SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is http:\\www.sec.gov.

       Actel hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person:

       (i) a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, and

       (ii) a copy of any other documents required to be delivered to optionees or holders of rights under the Plan pursuant to Rule 428(b) under the Securities Act, including Actel's most recent Annual Report to Shareholders, proxy statement and other communications distributed to its shareholders generally.

Requests for such copies and requests for additional information about the Plan and its Administrator should be directed to David L. Van De Hey, Actel Corporation, 955 East Arques, Sunnyvale, California 94086. Actel's telephone number at that location is (408) 739-1010.

       Except for the person set forth in the foregoing paragraph, no person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the Plan, and, if given or made, such information or representations must not be relied upon as having been authorized by Actel. This Prospectus does not constitute an offering in any state in which such offering may not lawfully be made.

                           QUESTIONS AND ANSWERS ABOUT

                               ACTEL CORPORATION'S

                        1986 INCENTIVE STOCK OPTION PLAN

                 AS AMENDED AND RESTATED EFFECTIVE MAY 19, 2001



What is the Plan?

       Actel's 1986 Incentive Stock Option Plan (the "Plan") was adopted by the Board of Directors in 1986 to enable employees and consultants to own stock in Actel and to take advantage of the tax benefits allowed by the Internal Revenue Code to employer stock plans.

       The Plan is not a qualified deferred compensation plan under 401(a) of the Code and it is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

What Should I Know About This Prospectus?

       This prospectus describes the main features of the Plan. However, this prospectus does not contain all of the terms and conditions of the official Plan document. Accordingly, if there is any difference between the terms and conditions of the Plan as described in this prospectus and the provisions of the Plan document, the Plan document will govern.

What are the Purposes of the Plan?

       The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive for employees and consultants of Actel, and to promote the success of Actel's business.

How Many Shares of Stock are Reserved for Issuance Under the Plan?

       To date, a total of 10,536,971 shares of Common Stock have been reserved for issuance under the Plan. The aggregate number of shares reserved for issuance under the Plan is increased annually on the first day of each fiscal year by such amount as is necessary to make the total number of shares available for grant under the Plan equal to 5% of the outstanding shares of Common Stock.

Who Administers the Plan?

       The "Administrator" of the Plan is either the Board of Directors of Actel or a committee appointed by the Board. The members of the committee are chosen by the Board so that grants made under the Plan to officers and directors of Actel who are subject to liability under Section 16 ("Section 16 Insiders") of the Securities Exchange Act of 1934 (the "Exchange Act") qualify for the exemption provided by Rule 16b-3. The Administrator also has final authority to interpret any provision of the Plan or any stock option or stock purchase agreement.

Who is Eligible to Participate in the Plan?

       Employees and consultants of Actel, or of any parent or subsidiary are eligible to receive nonstatutory stock options ("NSOs"). Only employees of Actel or any parent or subsidiary of Actel are eligible to receive incentive stock options ("ISOs").

Who Selects the Employees and Consultants Who Receive Grants?

       The Administrator selects the employees and consultants who receive options under the Plan (the "optionees").

What is an Incentive Stock Option?

       An Incentive Stock Option (an "ISO") is a stock option that qualifies for favorable tax treatment under Section 422 of the Internal Revenue Code (the "Code"). This tax treatment is described in detail below in the "Tax Information" section.

       If you are an employee of Actel, you are eligible to receive an ISO. The exercise price of an ISO (the price you must pay for the stock when you exercise your option to buy it) will be the fair market value of the stock on the date the ISO is granted, except for certain exceptions discussed below in which the exercise price must be higher than fair market value. In general, you will not owe any income tax when you are granted an ISO or when you exercise the ISO and buy the stock. (If you are subject to alternative minimum tax ("AMT"), you may have to pay AMT as a consequence of exercising an ISO.) If you do not sell the stock until after the "statutory holding periods" (discussed below) have passed, you will recognize only capital gain (or loss). If you do not wait until the end of the statutory holding periods to sell your stock, you will recognize ordinary income and capital gain (or loss) as described below.

What is a Nonstatutory Stock Option?

       A nonstatutory stock option (an "NSO") is a stock option that does not qualify for the favorable tax treatment allowed an ISO. Again, the Tax Information section below discusses the tax treatment of an NSO in detail.

       If you are either an employee or a consultant of Actel, you are eligible to receive an NSO. Under the terms of the Plan, the exercise price of an NSO may not be less than the fair market value of the stock when the NSO is granted. In general, when you exercise an NSO, you must pay income tax on the difference between the exercise price of the option and its fair market value on the date of exercise. If the stock is vested, you may sell it at any time. When you sell it, you will recognize capital gain (or loss) on the difference between its fair market value on the date of exercise and its sales price.

What are the Terms of an Option?

       Subject to the provisions of the Plan, The Administrator has broad discretion to determine the terms of grants of options. When an option is granted, Actel and the optionee sign an option agreement that specifies its terms, including its rate of vesting. The Administrator may change the terms of options granted subsequently, and may change the forms of option agreements used.

       Generally, you may exercise options for up to 10 years from the date they are granted. You exercise an option by giving notice to Actel that you want to do so and by paying for the shares of stock. The Administrator determines how you may pay the exercise price of your option. Generally, the following are acceptable forms of consideration:

       *      cash,

       *      check,

       *      promissory note,

       *      certain other shares of our Common Stock,

       *      "cashless exercise,"

       *      any combination of the above, or

       *      any other form of consideration permitted by applicable law.

A "cashless exercise" is a procedure whereby you sell the shares of stock through a broker and use the proceeds to pay the exercise price.

       Under the terms of the Plan, the exercise price of an ISO and NSO is at least 100% of the fair market value of the stock on the date of grant. An exception to the rule for the price of an ISO applies to employees who own more than 10% of the voting power or value of all classes of stock. For these employees, the exercise price of an ISO may not be less than 110% of the fair market value of the stock on the date of grant. The term of ISOs granted to such employees also may not be longer than 5 years.

What Happens if I Leave Actel?

       If you leave Actel, you will be able to exercise a vested option for a period of time. How much time you will have depends upon why you leave Actel and upon the terms of the option agreement, provided that an option may be exercised no later than its expiration.

       If you leave Actel for any reason other than death or permanent disability, the Plan allows you to exercise a vested option for a period of at least 30 days and not more than three months, as specified in your option agreement. You may be exempt from this rule if you are on an approved leave of absence or if you are transferred to a subsidiary or parent of Actel.

       If an optionee becomes disabled while serving as an employee or consultant of Actel, vested options may generally be exercised at any time within the period specified in the option agreement, generally 6 months after the date of termination.

       If an optionee dies while serving as an employee or consultant of Actel, options become fully vested and may be exercised at any time within 12 months after the date of death by the optionee's estate or a person who acquired the right to exercise the option by bequest or inheritance.

May I Sell or Transfer My Options?

       No, except under the laws of descent and distribution. Of course, after you exercise an option, you may sell the shares of stock you have purchased.

What Reports Will I Receive?

       Actel will notify you when you receive an option, and will send you a copy Actel's financial reports at least annually. Actel will also respond to reasonable requests for information about options on an informal basis from time to time.

What if I am a Section 16 Insider?

       You are a Section 16 Insider if you are an officer or director of Actel or an owner of 10% or more of any class of any equity security of Actel. Grants made to Section 16 Insiders are subject to additional restrictions. See "Additional Considerations for Section 16 Insiders" in the Tax Information section below.

What Happens if There is a Change in Capitalization?

       If there is a stock split, a stock dividend, or similar increase or decrease in the number of outstanding shares of Common Stock of Actel that occurs without Actel receiving additional consideration, the number and price of shares covered by outstanding options under the Plan, and the number of shares reserved for issuance under the Plan, will be adjusted appropriately.

What if Actel Dissolves or Liquidates?

       If Actel proposes to dissolve or liquidate, all outstanding options will terminate immediately before the consummation of such proposed action, unless otherwise provided by Actel's Board of Directors. In such event, the Board of Directors may, in its discretion, declare that any option shall terminate on a date fixed by the Board of Directors and give each optionee the right to exercise his or her option as to all or any part of the shares subject to the option, including shares as to which the option would not otherwise be exercisable.

What if Actel Merges with Another Company?

       If Actel merges with another company or sells all or substantially all of its assets, the successor corporation will assume all options or issue equivalent options. If the successor corporation refuses to do so, all options will become 100% vested. If the options become 100% vested, you shall have 30 days from the date of notice of the option's acceleration to exercise all or a portion of the option and the option shall terminate upon expiration of such 30-day period.

May the Board Amend or Terminate the Plan?

       The Board may amend or terminate the Plan at any time. However, no amendment or termination will adversely affect any option previously granted to you under the Plan without your consent. Where necessary to comply with Rule 16b-3 or Section 422 of the Internal Revenue Code, or any other applicable law, rule or regulation, including the rules of any stock exchange or quotation system on which the Common Stock is listed, Actel will obtain shareholder approval of any amendment to the Plan.

When Does the Plan Expire?

       The Plan expires by its terms on May 18, 2011, unless terminated earlier by the Board of Directors.

                                 TAX INFORMATION

       This section discusses in greater detail the tax treatment of options. Options and grants to employees and consultants outside of the U.S. are subject to different tax treatment. Those employees should consult with tax advisors in the countries where they are subject to tax.

Incentive Stock Options

       General Rules

       If an option granted under the Plans is treated as an incentive stock option under the Code, the optionee will recognize no income upon grant or exercise of the option (unless the alternative minimum tax rules apply). See
"Alternative Minimum Tax" below. Actel will not be allowed a deduction for federal tax purposes in connection with the exercise of an incentive stock option.

       Holding Periods and Gain or Loss on Sale

       Upon the sale of the shares issued upon exercise of an incentive stock option at least two years after the grant of the option and one year after exercise of the option (the "statutory tax holding periods"), any gain or loss will be taxed to the optionee as long-term capital gain or loss. Currently, the maximum federal tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is 20%. If the statutory tax holding periods are not satisfied (i.e., the optionee makes a "disqualifying disposition"), the optionee will recognize compensation income equal to the difference between the exercise price and the lower of (i) the fair market value of the stock at the date of the option exercise or (ii) the sale price of the stock, and Actel will be entitled to a deduction in the same amount. Any additional gain or loss recognized on a disqualifying disposition of the shares will be characterized as capital gain or loss.

       Federal Estate Taxes

       Upon the death of an optionee who holds an incentive stock option that has not been exercised, the value of such option (determined under applicable Treasury regulations) will be includable in the optionee's estate for federal estate tax purposes. Upon the exercise of such option by the estate or the person entitled to such option by will or the laws of descent and distribution, the holder's basis in the option shares will include the value of the option included in the estate plus the price paid for the option shares. The statutory holding periods described above do not apply to the exercise of an option and the subsequent sale of stock by an optionee's estate.

       Section 16 Insiders

       Different rules may apply if shares are purchased upon exercise of an incentive stock option by an optionee who is subject to Section 16(b) of the Exchange Act and the optionee subsequently disposes of such shares prior to the expiration of statutory tax holding periods. See "Additional Considerations Applicable to Officers and Directors."

Nonstatutory Options

       General Rules

       An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon exercise of the option, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. However, if shares subject to a repurchase option of Actel (i.e., unvested shares) are purchased upon exercise of a nonstatutory option, no tax will be imposed at the time of exercise with respect to such unvested shares (and the optionee's long-term capital gain holding period will not begin at such time) unless the optionee files an election with the Internal Revenue Service pursuant to Section 83(b) of the Code within 30 days after the date of exercise. In the absence of such election, the optionee is taxed (and the long-term capital gain holding period begins) at the time at which the shares vest (i.e., the time at which the repurchase option lapses with respect to such shares), and the optionee recognizes compensation income in the amount of the difference between the value of the shares at that time and the option exercise price. If a
Section 83(b) election is timely filed, the unvested shares will be treated for federal income tax purposes as if they had been vested at the time of exercise.

       Company Tax Consequences

       Actel will be entitled to a corresponding tax deduction when the Optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory option.

       Gain or Loss on Resale

       Upon a resale of shares issued upon exercise of a nonstatutory option by the optionee, any difference between the sales price and the fair market value of the shares on the date of exercise of the nonstatutory option (or the fair market value of the shares on the date they become vested, if a Section 83(b) election has not been timely filed) will be treated as capital gain or loss. Currently, the maximum federal tax rate on net capital gain is capped at 20%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

       Death of Optionee

       Upon the death of an optionee who holds a nonstatutory option that has not been exercised, the value of such option (determined under applicable Treasury regulations) will be includable in the optionee's estate for federal estate tax purposes. Upon the exercise of such option by the estate or the person entitled to such option by will or the laws of descent and distribution, the holder will recognize compensation income as described above and will be allowed a deduction based upon any estate tax paid with respect to the value of such option.

       Section 16 Insiders

       Different rules may apply if shares are purchased upon exercise of a nonstatutory stock option by an optionee who is subject to Section 16(b) of the Exchange Act. See "Additional Considerations Applicable to Officers and Directors."



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Withholding

       The ordinary income recognized by an optionee who is also an employee will be treated as wages and will be subject to tax withholding by Actel out of the current compensation paid to the optionee. If such current compensation is insufficient to satisfy the withholding obligations, the optionee will be required to make direct payment to Actel for the tax liability.

Alternative Minimum Tax

       The exercise of an incentive stock option granted under the Plans may subject the optionee to the alternative minimum tax ("AMT") under Section 55 of the Code. The AMT is calculated by applying a tax rate of 26% to alternative minimum taxable income ("AMTI") up to $175,000, and 28% to AMTI above $175,000. AMTI is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference, less (iii) an exclusion of $45,000 for joint returns and $22,500 for married persons filing separately, and $33,750 for individual returns. These exclusion amounts are reduced by an amount equal to 25% of the amount by which the alternative minimum taxable income exceeds $150,000, $75,000, and $112,500, respectively.

       In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to a nonstatutory option. This may be particularly significant if shares subject to a repurchase option of Actel are purchased upon exercise of an incentive stock option or if the optionee is subject to Section 16(b) of the Exchange Act. See "Nonstatutory Options," above. Under certain circumstances, an optionee may affect the timing and measurement of AMT by filing an election with the Internal Revenue Service under Section 83(b) within 30 days after the date of exercise of an incentive stock option. Therefore, an optionee should consult his or her own tax advisor prior to exercising an incentive stock option concerning the advisability of filing an election under
Section 83(b) of the Code for alternative minimum tax purposes.

       If an optionee pays AMT in excess of his or her regular tax liability, the amount of such AMT relating to incentive stock options may be carried forward as a credit against any subsequent years' regular tax in excess of the AMT.

Tax Summary

       The foregoing summary of the effect of federal income taxation upon optionees with respect to the grant, exercise and vesting of options under the Plans does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. It is advisable that an optionee consult his or her own tax advisor concerning application of these tax laws.

           ADDITIONAL CONSIDERATIONS APPLICABLE TO SECTION 16 INSIDERS

       In certain circumstances, where the optionee is an officer (as that term is used in Section 16 of the Exchange Act), director or beneficial owner of more than 10% of the Common Stock of Actel, the date of taxation referred to above may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. All Section 16 Insiders are advised to consult with their personal tax advisors regarding the tax consequences of exercising options under the Plans and the advisability of filing an election under Section 83(b) of the Code. In addition, all Section 16 Insiders are advised to consult with Actel's General Counsel and with their own personal advisors regarding reporting and liability under Section 16 with respect to their transactions under the Plans.

                      INFORMATION INCORPORATED BY REFERENCE

       The following documents and information we previously filed with the Securities and Exchange Commission are incorporated into this Prospectus by reference:

       (1) Actel's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed pursuant to Section 13 of the Exchange Act.

       (2) Actel's Quarterly Report on Form 10-Q for the quarter ended April 1, 2001, filed pursuant to Section 13 of the Exchange Act.

       (3) The description of Actel's Common Stock set forth in Actel's Registration Statement on Form S-1, Registration Number 33-64704, filed on June 21, 1993, as amended by Amendment Number 1 filed on July 12, 1993, Amendment Number 2 filed on July 27, 1993, and Amendment Number 3 filed on August 2, 1993 (which Registration Statement is incorporated by reference in Actel's Registration Statement on Form 8-A filed on June 18, 1993, as amended by Amendment No. 1 to Form 8-A filed on July 28, 1993, and Amendment No. 2 to form 8-A filed on October 24, 1995, filed pursuant to
              Section 12(b) of the Exchange Act).

       All documents filed by Actel pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.